EXPLANATION OF RESPONSES
(1)
On May 21, 2019,  the IVP VII Funds (as defined below) distributed an aggregate of 4,090,909 shares of Class A common stock, of the Issuer pro rata to their partners in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreement of such entities (the “Initial Distribution”).  In connection with the Initial Distribution, Insight Venture Associates VII, L.P. (“IVA VII”), the general partner of each of the Insight VII Funds (as defined below), acquired direct ownership of 728,341 shares of Class A common stock (the “Insight VII Funds Distribution”).  On May 21, 2019, IVA VII distributed 728,341 shares of Class A common stock pro rata to its partners in accordance with their respective ownership interests as determined in accordance with the limited partnership agreement of IVA VII (the “IVA VII Distribution” and, together with the Initial Distribution, the Insight VII Funds Distribution, the “Distribution”).  In accordance with the limited partnership agreement of IVA VII, 116,373 shares of Class A common stock were distributed to  IVP (Venice), L.P., (“IVP Venice”), an entity controlled by Insight Holdings Group, LLC. The respective partners of the Insight Funds and IVA VII, including IVP Venice, did not furnish any consideration in exchange for shares received in connection with the Distribution.

(2)	Held directly by Insight Venture Partners (Cayman) VII, L.P. (“IVP Cayman VII”)
(3)	Held directly by Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware VII”)
(4)	Held directly by Insight Venture Partners VII, L.P. (“IVP VII”)
(5)	Held directly by Insight Venture Partners VII (Co-Investors), L.P. (“IVP Co-Investors VII” and, together with IVP VII, IVP Cayman VII and IVP Delaware VII, the “IVP VII Funds”)
(6)	Held directly by IVP Venice.
(7)
One share of the Issuer's Class B common stock, was issued for each limited liability company unit of Pluralsight Holdings, LLC (each an “LLC Unit”) held by the Reporting Person pursuant to a reclassification of Pluralsight Holdings, LLC that occurred prior to the Issuer’s initial public offering of its Class A common stock. The shares of Class B common stock (i) confer no incidents of economic ownership on the holders thereof and (ii) only confer one-to-one voting rights on the holders thereof. Each share of Class B common stock and corresponding LLC Unit is convertible into one share of Class A common stock at the option of the holder and has no expiration date.

(8)	Held directly by IVP CIF II (PS Splitter), L.P.